Exhibit 4.1

CHUBB INA HOLDINGS INC.

Officer’s Certificate

Pursuant to Sections 1.2, 3.1 and 3.3 of the Indenture, dated as of August 1, 1999 (the “Base Indenture”), among Chubb INA Holdings Inc. (formerly known as ACE INA Holdings Inc.), as issuer (the “Company”), Chubb Limited (formerly known as ACE Limited), as guarantor (the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to J.P. Morgan Trust Company, National Association and The First National Bank of Chicago), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 13, 2013 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Company, the Guarantor and the Trustee, the undersigned, Peter C. Enns, Executive Vice President and Chief Financial Officer of the Company, hereby certifies as follows:

I. The issuance of a series of Securities designated as 5.000% Senior Notes due 2034 in an aggregate principal amount of $1,000,000,000 (the “Securities”) has been approved and authorized in accordance with the provisions of the Indenture pursuant to resolutions duly adopted by the Board of Directors of the Company on October 15, 2015, August 16, 2021 and February 22, 2024. The terms of the Securities shall be as follows:

(a) The title of the Securities is “5.000% Senior Notes due 2034”.

(b) The aggregate principal amount of the Securities which may be authenticated and delivered under the Indenture is initially limited to $1,000,000,000, except for the Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, the other Securities pursuant to Sections 3.4, 3.5, 3.6, 9.5 or 11.7 of the Indenture.

(c) The Securities shall be issued in book-entry form, in denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000, and represented by two registered global Securities substantially in the form attached hereto as Exhibit A delivered to The Depository Trust Company (the “Depositary”), or a custodian on the Depositary’s behalf, and recorded in the book-entry system maintained by the Depositary.

(d) The principal amount of the Securities shall be due and payable on March 15, 2034.

(e) The principal of the Securities shall bear interest from March 7, 2024 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, payable semi-annually in arrears on March 15 and September 15 of each year (each, an “Interest Payment Date”), commencing September 15, 2024, to the Persons in whose names the Securities (or one or more Predecessor of the Securities, as defined in the Indenture) are registered at the close of business on the March 1 or September 1, as the case may be, preceding such Interest Payment Dates.

(f) Interest on the Securities will accrue at the rate of 5.000% per annum from March 7, 2024 until the principal thereof is paid or made available for payment.

(g) The principal of, interest on and any Additional Amounts with respect to the Securities shall be payable, and the Securities may be surrendered or presented for payment, the Securities may be surrendered for registration of transfer or exchange, and notices and demands to or upon the Company or the Guarantor in respect of the Securities and the Indenture may be served, at the office or agency of the Company and the Guarantor maintained for such purposes in The City of New York, State of New York from time to time, and the Company hereby appoints the Trustee, acting through its office or agency in The City of New York designated from time to time for such purpose, as its agent for the foregoing purposes; provided, however, that, at the option of the Company or the Guarantor, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; and provided, further, that (subject to Section 10.2 of the Indenture) the Company may at any time remove the Trustee as its office or agency in The City of New York designated for the foregoing purposes and may from time to time designate one or more other offices or agencies for the foregoing purposes and may from time to time rescind such designations.

(h) The Securities shall be redeemable at the option of the Company prior to Stated Maturity as described in Exhibit A, and are not subject to a sinking fund or analogous provision.

(i) Payments of principal, interest on and any Additional Amounts with respect to the Securities shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

(j) The Trustee shall be Security Registrar and the initial Paying Agent and initial transfer agent for the Securities (subject to the Company’s right (subject to Section 10.2 of the Indenture) to remove the Trustee as such Paying Agent and/or transfer agent and, from time to time, to designate one or more co-registrars and one or more other Paying Agents and transfer agents and to rescind from time to time any such designations), and The City of New York is designated as a Place of Payment for the Securities.

(k) Additional Amounts shall be payable in respect of the Securities on the terms and subject to the conditions set forth in Section 10.4 of the Indenture and in the Securities. Whenever in this Officer’s Certificate or in the certificate evidencing the Securities there is mentioned, in any context, the payment of principal, interest or any other amount payable under or with respect to such Security, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(l) The Securities shall have such additional terms and provisions as are set forth in Exhibit A hereto, all of which terms and provisions are incorporated by reference in and made a part of this Officer’s Certificate as if set forth in full herein.

II. To the best knowledge of the undersigned, all conditions precedent to the execution, authentication and delivery of the Securities described herein have been complied with, and no event which is, or after notice or lapse of time would become, an Event of Default with respect to the Securities has occurred and is continuing.

The undersigned states that he has read and is familiar with the provisions of Article III of the Indenture relating to the issuance of Securities thereunder; that he is generally familiar with the other provisions of the Indenture and with the affairs of the Company, the Guarantor and their corporate acts and proceedings; and that, in his opinion, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not the conditions precedent referred to above have been complied with.

Insofar as this certificate relates to legal matters, it is based, as provided for in Section 3.3 of the Indenture, upon the Opinion of Counsel delivered to the Trustee contemporaneously herewith pursuant to Section 3.3 of the Indenture and relating to the Securities described herein.

Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Indenture.

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IN WITNESS WHEREOF, I, as Executive Vice President and Chief Financial Officer of the Company, have hereunto signed my name.

Dated: March 7, 2024

By:
Name:	Peter C. Enns
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Officer’s Certificate (Indenture) of Chubb INA Holdings Inc.]

EXHIBIT A

Form of Note

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